UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 11, 2016

TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan
(State of Other Jurisdiction of Incorporation)

	1-11530	38-2033632
	(Commission File Number)	(I.R.S. Employer Identification No.)

	200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan	48304-2324
	(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 258-6800

None
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    OTHER EVENTS.

On January 11, 2016, Taubman Centers, Inc. (Taubman) issued a press release announcing that it has decided not to move forward with an enclosed regional mall that was slated to be part of the Miami Worldcenter mixed-use, urban development in Miami, Florida. Instead, Taubman, in conjunction with The Forbes Company and Miami Worldcenter’s master developer, Miami Worldcenter Associates, is now pursuing a high street retail plan that will better utilize the unique characteristics of the site and the market.

As a result of the decision, during the fourth quarter of 2015, Taubman expects to recognize a charge of $11 million to $12 million for the write off of previously capitalized costs related to predevelopment of the enclosed mall plan. This is expected to reduce 2015 Funds from Operations and net income allocable to common shareholders per diluted common share (EPS) by $0.13 to $0.14.

Taubman and Forbes have agreed with Miami Worldcenter Associates on preliminary terms to lease the retail portion of the street level project, with an option to purchase the retail component for a predetermined price once it opens.

A copy of the press release is attached as Exhibit 99 to this report and is incorporated herein by reference.

Item 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

Exhibit	Description

99	Press Release, dated January 11, 2016, entitled “Taubman Announces Update on Miami Worldcenter Project."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2016	TAUBMAN CENTERS, INC.

	By:	/s/ Simon J. Leopold
Simon J. Leopold
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99	Press Release, dated January 11, 2016, entitled “Taubman Announces Update on Miami Worldcenter Project."